UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2017

RIGHTSIDE GROUP, LTD.

(Exact name of Registrant as specified in its charter)

Delaware	001-36262	32-0415537
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5808 Lake Washington Blvd. NE, Suite 300 Kirkland, Washington	98033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 298-2500

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Annual Equity Award Grants

On March 6, 2017, the Compensation Committee (the “Committee”) approved annual equity awards to the named executive officers under the Company’s Incentive Award Plan. The annual equity awards comprise (i) performance-based restricted stock units (“RSUs”) and (ii) stock options.

Name and Principal Position	Restricted Stock Units (#)	Stock Options
Taryn J. Naidu Chief Executive Officer	75,176	187,942
Tracy Knox Chief Financial Officer	35,377	88,443
Wayne MacLaurin Chief Technology Officer	16,214	40,536
Rick Danis General Counsel	16,214	40,536

Each RSU grant is subject to performance-based vesting. Contingent upon achievement of a threshold level of performance on the Company’s goals relating to cash registry revenue, measured during fiscal year 2017, the RSU award to each named executive officer will vest, in whole or in part, depending on the threshold level of performance achieved. For each of the grants, if the Company does not achieve the threshold level of performance on a goal, the RSU award will not vest. Upon the achievement of the cash registry revenue goals, 25% of the awarded RSUs will vest on March 6, 2018 and the remaining RSUs will vest in substantially equal installments on each three month anniversary thereafter for the following three (3) years. The stock options vest quarterly over four years from the vesting commencement date of February 15, 2017. The stock options have an exercise price of $8.48 per share, equal to the closing price of the Company’s common stock on the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2017	RIGHTSIDE GROUP, LTD.

	By:	/s/ Taryn J. Naidu
Taryn J. Naidu
Chief Executive Officer